Exhibit 99.1

                                             Contact:  Peter W. Keegan
                                                       Senior Vice President
                                                       (212) 521-2950

                                                       Joshua E. Kahn
                                                       Investor Relations
                                                       (212) 521-2788

                                                       Candace Leeds
                                                       V. P. of Public Affairs
                                                       (212) 521-2416

FOR IMMEDIATE RELEASE
---------------------

                        LOEWS CORPORATION ANNOUNCES
                        ---------------------------
              REDEMPTION OF ITS 7-5/8% SENIOR NOTES DUE 2023
              ----------------------------------------------

           ANNOUNCES COMPLETION OF $300 MILLION NOTES OFFERING
           ---------------------------------------------------

  NEW YORK, March 11, 2004 - Loews Corporation (NYSE: LTR) announced today that on April 12, 2004 it will redeem all of its outstanding $300 million principal amount 7-5/8% Senior Notes due June 1, 2023 (CUSIP Number 540424
AG3) at a redemption price of 103.8125% of the principal amount, plus interest accrued through that date. On that date, the redemption price will become payable to the holders of the 7-5/8% notes and the 7-5/8% notes will cease accruing interest.

  Copies of the Notice of Redemption may be obtained from JPMorgan Chase Bank, the Indenture Trustee and Paying Agent, Corporate Trust Services, 2001 Bryan Street, 9th Floor, Dallas, Texas 75201, telephone number 800.275.2048.

  The Company also announced today that it has completed the previously announced sale of $300 million principal amount of its new 5-1/4% Senior Notes due 2016 in a public offering underwritten by Citigroup Global Markets Inc. and Lehman Brothers Inc. The Company will use the proceeds of approximately $297,400,000, together with cash on hand, to fund the redemption price of its 7-5/8% notes.

  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A written prospectus relating to the sale of the Company's 5-1/4% Senior Notes due 2016 may be obtained from sales representatives of Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, Brooklyn, New York 11220, telephone number 718.765.6732 and Lehman Brothers Inc., Fixed Income Syndicate Desk, 745 Seventh Avenue, 3rd Floor, New York, New York 10019, telephone number 212.526.9664.

  This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws relating to expectations, plans or prospects for the Company, including those relating to whether or not the Company will consummate the redemption of the notes and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's Form 10-K/A for the year ended December 31, 2003 and other filings with the U.S. Securities and Exchange Commission.

                                  # # #